Exhibit 99.1

For Immediate Release

A.P. Pharma Makes Key Appointments in Preparation of Potential FDA Approval of Lead Product Candidate, APF530

– Joel Schaedler named as Vice President of Market Access –

– Daniel Martin named Vice President of Marketing –

REDWOOD CITY, Calif. – December 17, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced the appointment of Joel Schaedler as vice president of market access and Daniel Martin as vice president of marketing. Mr. Schaedler will be responsible for the Company’s market access programs for APF530, the Company’s lead product candidate for the prevention of chemotherapy-induced nausea and vomiting, if approved. Mr. Martin will lead the marketing efforts for APF530.

“The strategic expansion of our executive team is critical as we continue to prepare for potential marketing approval for our lead product candidate, APF530,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “Joel and Dan bring uniquely specific experiences that will be vital to our pre-commercialization activities and success surrounding the potential launch of APF530. We welcome them to the team and look forward to working with them on the marketing and market access program that are key to the Company’s future.”

About Joel Schaedler

Mr. Schaedler brings over 17 years of specialty pharmaceutical and healthcare distributor experience to A.P. Pharma. Most recently, he was the senior vice president of business development at P4 Healthcare, which was acquired by Cardinal Health in 2010. Prior to his tenure at Cardinal Health, Mr. Schaedler was the regional vice president of sales for Bionicare Medical Technologies where he focused on the development of marketing strategies, physician targeting and creation of operational efficiencies. He has also held positions of increasing responsibilities with Amerisource Bergen Specialty, Centocor (acquired by Johnson & Johnson) and Sanofi-Aventis. Mr. Schaedler has a bachelor’s of arts degree in business administration from Kent State University in Kent, Ohio.

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About Daniel Martin

Mr. Martin brings 14 years of diverse health care industry experience and nearly nine years of oncology marketing experience to A.P. Pharma. Most recently he was the head of US marketing at Dendreon, reporting to the executive vice president and chief commercial officer. Prior to joining Dendreon, Mr. Martin spent 7 years in positions of increasing responsibility within Amgen’s Oncology Business Unit. Mr. Martin worked on Amgen’s Aranesp® and Neulasta® franchises and then led the launch of XGEVA® into both oncology and urology. Prior to these roles, Mr. Martin led strategic planning and operations for Amgen’s oncology GPO team. Prior to Amgen, Mr. Martin worked as a management consultant with Deloitte Consulting where he specialized in pharmaceutical marketing and commercial operations. Mr. Martin holds a bachelor’s of arts in economics and biology from the University of Virginia and received his master’s in business administration from the University of Pennsylvania’s Wharton School of Business.

About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma resubmitted its New

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Drug Application (NDA) for APF530 to the U.S. Food and Drug Administration in September 2012 and has been assigned a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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